CUSIP No. 15117B103	13D	Page 1 2 of 12

Exhibit 1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of the 25th day of November, 2009, among Bristol-Myers Squibb Company and Medarex Inc. (together, the “Reporting Persons”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Reporting Persons hereby agree and represent as follows:

1.	Schedule 13D/A with respect to the Common Stock, par value $0.001 per share, of Celldex Therapeutics, Inc (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Reporting Persons.

2.	Each of the Reporting Persons is responsible for the timely filing of Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such Person contained therein, provided that each such Person is not responsible for the completeness or accuracy of the information concerning any of the other Reporting Persons, unless such Person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

MEDAREX, INC.

Date:	November 25, 2009	By:	/s/ Sonia Vora
			Name:	Sonia Vora
			Title:	Secretary

BRISTOL-MYERS SQUIBB COMPANY

Date:	November 25, 2009	By:	/s/ Sandra Leung
			Name:	Sandra Leung
			Title:	Senior Vice President and General Counsel